Exhibit 21.1
LIST OF SUBSIDIARIES
OF PROCEPT BIOROBOTICS CORPORATION

Subsidiaries	Jurisdiction of Incorporation or Organization

PROCEPT BioRobotics GmbH	Germany

PROCEPT BioRobotics UK Ltd.	United Kingdom